Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2021, relating to the consolidated financial statements of Partners Bancorp, appearing in the Annual Report on Form 10-K of Partners Bancorp for the year ended December 31, 2020.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia
May 24, 2021